Exhibit 3.8

MC-278569 Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands Alpha Archer Company an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 14th day of June Two Thousand Thirteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 14th day of June Two Thousand Thirteen Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Cayman Islands. FLOSSIEBELL M. MARAGH I,